EXHIBIT 99.1
                                                           FOR IMMEDIATE RELEASE

       CONAGRA FOODS REITERATES PROFIT GROWTH FOR FISCAL 2003;

       COMMENTS ON CONCENTRATION OF EARNINGS IN SECOND HALF

       OMAHA, Neb., March 13, 2003--Today ConAgra Foods (NYSE: CAG) reiterated that it continues to expect solid earnings growth in fiscal 2003, which ends May 25, 2003. The company offered details on fiscal 2003 second-half earnings expectations resulting from segment trends, as well as the typical concentration of earnings across fiscal quarters.

     o During the second half of fiscal 2003, the company expects to earn approximately $.70-$.73 per diluted share, resulting in total annual EPS of approximately $1.57-$1.60 per diluted share. The expected range of $1.57-$1.60 per diluted share updates and clarifies the company's initial projection of diluted EPS of approximately $1.60, which was established at the beginning of the fiscal year.

          >> While it is not usually the company's policy to offer specific earnings guidance, the company provided a fiscal 2003 diluted EPS target range at the beginning of the fiscal year to reflect the projected magnitude of the recently-completed divestiture of the fresh beef and pork business as well as the impact of the required adoption of SFAS 142. The fiscal 2003 EPS projection includes $.03 of expenses incurred in connection with the divestiture of the fresh beef and pork business.

       Segment Profit Trends. Packaged Foods and Ag Products segments continue to show improvement due to profit-enhancing initiatives underway. The outlook for the company's Meat Processing (chicken operations) and Food Ingredients segments continues to show weak market dynamics and lower volumes.

       Concentration of Second Half Earnings. Second-half earnings are expected to be concentrated in the fiscal fourth quarter and not in the fiscal third quarter, reflecting segment trends as well as typical concentration of the company's earnings across quarters during the fiscal year. Due to the markets in which the company competes as well as historical fluctuations in customer purchasing patterns, the company's fiscal fourth quarter has usually been more significant in terms of earnings as compared to the fiscal third quarter.

     o    Fiscal  third   quarter   reported   earnings  are   projected  to  be
          approximately $.30 per diluted share.

     o The company projects overall fourth quarter results of $.40 - $.43 per diluted share, resulting in second-half earnings of $.70 - $.73 per diluted share. Packaged Foods is expected to generate more profit in the fiscal fourth quarter than in the fiscal third quarter. In addition, Ag Products is gradually realizing profit improvement from the initiatives implemented last fiscal year. Due to the timing of the impact of those initiatives, Ag Products profits will more significantly improve its comparative results in the fourth quarter of the fiscal year rather than in the third quarter.

       Third quarter results will be released Thursday, March 27, 2003, for the period ended February 23, 2003. Details regarding the earnings release will be available on March 20. The company's fiscal year ends May 25, 2003.

       ConAgra Foods, Inc. (NYSE: CAG) is one of North America's largest packaged food companies, serving consumer grocery as well as restaurant and foodservice establishments. Popular ConAgra Foods consumer brands include: Hunt's, Healthy Choice, Banquet, Armour, Bumble Bee, Louis Kemp, La Choy, Lunch Makers, Knott's Berry Farm, Wesson, Country Pride, Blue Bonnet, Kid Cuisine, Parkay, Reddi-wip, Marie Callender's, Cook's, Butterball, ACT II, Slim Jim, Eckrich, Chef Boyardee, Orville Redenbacher's, PAM, Snack Pack, Van Camp's, Peter Pan, Hebrew National, Gulden's, Pemmican, Brown 'N Serve, Swiss Miss, and many others. For more information, please visit us at www.conagrafoods.com.

       Note on Forward-Looking Statements:
       This news release contains "forward-looking" statements within the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Future economic circumstances, industry conditions, company performance and financial results, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital, actions of governments and regulatory factors affecting the company's businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the company's reports filed with the Securities and Exchange Commission. The company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.